Exhibit 99.1

March 6, 2009

Dear Investor:

Greetings and Happy New Year!  The year 2008 has officially come to a close.  The ethanol industry saw its fair share of challenges this past year, but we are proud to say that we are one of the few who persevered through and are confident and excited about the future of POET and the ethanol industry.

During the fourth quarter, POET Biorefining — Big Stone ran at nameplate capacity.

Still, this past quarter we continued to hear the media broadcast stories of ethanol plants closing their doors and new plants cancelling construction.

Please be assured, this is not happening at POET.  All of the POET production facilities are running at peak efficiencies.  Although the rest of the industry has struggled through these challenging times, POET opened 5 new production facilities across the Midwest.  Over the past year we have built up capital, strengthened our balance sheet and positioned ourselves for long term success.

This past quarter markets continued to be volatile.  Granted corn prices were below the higher costs that we saw in the third quarter but we experienced a decrease in gasoline and ethanol values this past quarter due to an oversupply.  The principals that have been guiding “best in class” performance in the past helped us prepare for these times.  Through executing our risk management processes and exploiting POET’s one of a kind business model, we are able to make it through these challenging times.

Our year to date financial performance reflects the impacts of a surplus of ethanol, low ethanol prices and impacts from severe market volatility.  While it isn’t prudent for us to pay dividends at this time due to tight margins and market volatility, rest assured the cash we are generating is safe and will be available for dividends at some time in the future.

We are proud to announce that in November, POET joined other leading ethanol producers and formed Growth Energy, a new, moral purpose organization that has already begun to inform policy makers, inspire Americans and influence real change to better our country and industry.  Immediately, Growth Energy confronted Big Food about the truth on rising food prices and educated lawmakers in Washington about the benefits of ethanol blends above E-10.  As you are aware one issue slowing our industry growth at present is the current “regulatory cap” that limits ethanol to 10 percent of the market in the U.S.  Growth Energy, is working diligently to raise this cap to at least 15 percent ethanol blends for current automobiles, which would improve our markets and margins significantly while decreasing our country’s reliance on foreign energy and decreasing global warming.  For more information on Growth Energy and to find out how you can help participate in grassroots activities that will lessen our dependence on foreign oil and promote the use of clean, green and homegrown ethanol check out their website at www.growthenergy.org.

A new addition for all investors last year was the creation of the Investor Relations section of the POET website located at www.poet.com/investorrelations.  Please refer to this section for insight and talking points on various topics the ethanol industry is being faced such as the ethanol tariff, land use change and the blender’s credit.  We also have a page dedicated to POET’s communication media such as Vital, POET Insider, POET TV and Rhapsody in Green, POET’s blog.

As I said in the beginning the ethanol industry definitely saw its fair share of challenges this past year, but we are proud to say that we are one of the few who persevered through and are confident and excited about the future of POET and the ethanol industry.

POET Biorefining — Big Stone And Northern Growers Consolidated

Balance Sheet and Income Statement as of December 31, 2008, Audited

Assets		Income Statement YTD
Current Assets	$29,868,905	Revenues	$171,424,927
Property & Equipment	$73,231,189	Cost of Sales	($169,595,752)
Other Assets	$329,577	Gross Margin	$1,829,175
Total Assets	$103,429,671	Operating Expenses	($7,136,374)
		Minority Interest in Loss	$1,154,649
Liabilities and Equity		Net (Loss)	($4,152,550)
Current Liabilities	$16,278,557
Long Term Debt	$42,618,873
Minority Interest	$10,111,948
Members Equity	$34,420,293
Total Liabilities and Equity	$103,429,671

Sincerely,

Blaine J. Gomer, General Manager

POET Biorefining — Big Stone